Exhibit 99.1
NEWS RELEASE

Hastings Entertainment, Inc.	CONTACT:	Dan Crow Vice President and Chief Financial Officer (806) 677-1422 www.gohastings.com	PR07-141
Hastings Entertainment, Inc. Reports Net Income of $0.45 per Diluted Share for 4Q 2006
Compared to $0.61 per Diluted Share for 4Q 2005
AMARILLO, Texas, March 26, 2007—Hastings Entertainment, Inc. (NASDAQ: HAST), a leading multimedia entertainment retailer, today reported results for the three months and fiscal year ended January 31, 2007. Net income for the fourth quarter of fiscal 2006 was approximately $5.1 million, or $0.45 per diluted share, compared to approximately $7.0 million, or $0.61 per diluted share for the fourth quarter of fiscal 2005. Net income was approximately $5.0 million, or $0.44 per diluted share, in fiscal 2006 compared to net income of approximately $5.7 million, or $0.49 per diluted share, for fiscal 2005.
“We are disappointed with our results for the fourth quarter,” said Chief Executive Officer John Marmaduke. “This holiday season was highly promotional, but I feel that our sales and merchandise margin shortfall, compared to our internal projections, are a result of specific merchandising initiatives, which occurred in the fourth quarter and are not indicative of our ability to produce increased earnings growth. We are focused specifically on improving our merchandising and buying functions in fiscal 2007 through, among other things, realignment of senior management in these areas. While we remain cautious in this challenging environment, we are optimistic about our outlook and believe we will be able to develop our brand and grow earnings in fiscal 2007.”
Financial Results for the Fourth Quarter of Fiscal Year 2006
Revenues. Total revenues for the fourth quarter of fiscal 2006 increased $2.7 million, or 1.6%, to $174.2 million compared to $171.5 million for the same period in the prior year. The following is a summary of our revenue results (dollars in thousands):

	Three Months Ended January 31,
	2007		2006		Increase/(Decrease)
		Percent of		Percent of
	Revenues	Total	Revenues	Total	Dollar	Percent
Merchandise revenue	$148,787	85.4%	$145,808	85.0%	$2,979	2.0%
Rental revenue	25,403	14.6%	25,686	15.0%	(283)	-1.1%

Total revenues	$174,190	100.0%	$171,494	100.0%	$2,696	1.6%

Comparable-store revenues:
Total	1.1%
Merchandise	1.6%
Rental	-1.7%

Below is a summary of the Comp results for those categories:

	Three Months Ended January 31,
	2007	2006
Music	-6.3%	-2.4%
Books	-0.8%	3.1%
Video for sale	11.7%	5.0%
Video games	3.4%	-2.3%
Sidelines	7.5%	-0.9%
Music Comps decreased 6.3%, which was primarily attributable to decreased sales of new and used CDs, partially offset by strong gains in the sales of consumer electronic hardware such as iPods. Book Comps decreased 0.8% as a result of decreased sales of new-release trade paperbacks, partially offset by increased sales of new-release hardbacks. Video for sale Comps increased 11.7% due to increased sales of new release DVDs, DVD box sets and used DVDs. Video game Comps increased 3.4% on strong hardware sales due to the release of the new Nintendo Wii and Sony PS3 gaming systems. Sidelines Comps increased 7.5%, primarily due to implementation of new plan-o-gramming, strong sales of action figures, and the addition of prepaid phone cards to our sales offerings.
Rental video Comps decreased 1.7% from the same period last year. The primary driver of the declining Comp was Rental Video Games, which experienced a soft product offering in anticipation of new systems debuting in the fourth quarter.
Gross Profit. For the fourth quarter, total gross profit dollars decreased approximately $2.4 million, or 4.1%, to $56.6 million from $59.0 million for the same period last year, primarily as a result of declining merchandise margin rates in music, sidelines, and video games, stemming from a highly promotional holiday season. As a percentage of total revenues, gross profit decreased to 32.5% for the quarter compared to 34.4% for the same quarter in the prior year.
Selling, General and Administrative expenses (“SG&A”). SG&A increased approximately $1.1 million to $47.2 million for the current quarter compared to $46.1 million for the same quarter in the prior year as the result of $0.7 million in increased asset impairment charges; $0.5 million related to a severance agreement; $0.4 million of increased occupancy costs as a result of the operation of a greater number of new, expanded and relocated superstores; and $0.3 million of higher store supply costs primarily resulting from the Company’s new branding initiatives. These additional costs were partially offset by decreased advertising costs in the amount of $0.7 million. As a percentage of total revenues, SG&A increased to 27.1% for the current quarter compared to 26.9% for the same quarter in the prior year.

Financial Results for the Full Fiscal Year Ended January 31, 2007
Revenues. Total revenues for fiscal 2006 increased $10.4 million, or 1.9%, to $548.3 million compared to $537.9 million for the same period in the prior year. The following is a summary of our revenue results (dollars in thousands):

	Fiscal Year Ended January 31,
	2007		2006		Increase/(Decrease)
		Percent of		Percent of
	Revenues	Total	Revenues	Total	Dollar	Percent
Merchandise revenue	$454,142	82.8%	$444,291	82.6%	$9,851	2.2%
Rental revenue	94,190	17.2%	93,640	17.4%	550	0.6%

Total revenues	$548,332	100.0%	$537,931	100.0%	$10,401	1.9%

Comparable-store revenues:
Total	1.8%
Merchandise	2.2%
Rental	0.2%
Below is a summary of the Comp results for our merchandise categories:

	Fiscal Year Ended January 31,
	2007	2006
Music	-6.2%	-1.8%
Books	0.0%	-0.2%
Video for sale	12.9%	1.9%
Video games	9.0%	5.2%
Sidelines	1.4%	5.2%
Music Comps decreased 6.2%, which was primarily attributable to fewer premier artist CD releases as well as decreased sales of used CDs. These declines were partially offset by increased sales of music hardware, including iPods and other MP3 players. Book Comps were essentially flat. Strong sales of mass market and used books offset the negative impact of fewer new-release hardback sales caused by the release of the sixth book in the Harry Potter series in fiscal 2005 but no series releases in fiscal 2006. Video for sale Comps rose 12.9% due to increased sales of new release DVDs, DVD box sets and used DVDs. Video game Comps rose 9.0% on strong hardware sales due to the release of the new Nintendo Wii and Sony PS3 gaming systems as well as strong sales of Microsoft XBOX 360 games. Our Sidelines Comp increase of 1.4% was headlined by increases in action figures and prepaid phone cards, partially offset by decreased sales of apparel.
Rental video Comps increased 0.2% from the same period last year due to improved marketing initiatives and a stronger slate of box office titles. Rental Comps were boosted by DVD Movies, which increased 11.7% from the same period last year.
Gross Profit. For the fiscal year ended January 31, 2007, total gross profit dollars decreased approximately $0.7 million, or 0.4%, to $188.4 million from $189.1 million for the prior fiscal year. As a percentage of total revenues, gross profit decreased to 34.4% for the fiscal year compared to 35.2% for the prior fiscal year.

Selling, General and Administrative expenses (“SG&A”). SG&A increased approximately $0.8 million to $177.5 million for the fiscal year ended January 31, 2007, compared to $176.7 million for the prior fiscal year. As a percentage of total revenues, SG&A increased to 32.4% for the twelve months ended January 31, 2007, compared to 32.8% for the fiscal year ended January 31, 2006.
Stock Repurchase
On September 18, 2001, we announced a stock repurchase program of up to $5.0 million of our common stock. Since that time, the Board of Directors has approved additional increases in the amounts of $2.5 million on April 4, 2005; $5.0 million on March 15, 2006; and $2.5 million on October 3, 2006. During the fourth quarter of fiscal year 2006, we purchased a total of 42,600 shares of common stock at a cost of approximately $279,549, or $6.56 per share. As of January 31, 2007, a total of 1,877,063 shares had been purchased under the program at a cost of approximately $10.9 million, for an average cost of approximately $5.81 per share. As of January 31, 2007, approximately $4.1 million remains available for repurchases under the stock repurchase program.
Store Activity
Since November 20, 2006, which was the date we last reported superstore activity, we have had additional superstore activity as follows:

			Selling Square
Community	Type	Population	Footage	Date Opened
College Station, TX	Remodel	65,370	31,691	11/22/2006
Norman, OK	Remodel	97,484	31,186	11/22/2006

Fiscal Year 2007 Guidance

Year Ending January 31, 2008:
Comparable store revenue	low single digits
Net income	$6.4 to $7.0 million
Net income per diluted share	$0.55-$0.60
Capital expenditures	$19,500,000
Weighted average diluted shares outstanding	11,600,000
New stores	3
Average cost per new store (1)	$1,700,000
Expanded/relocated stores	8
Average cost per expanded/relocated stores (1)	$1,100,000
(1) Total cost to open a new store, including inventory, net of payables. Total cost of expanded/relocated stores includes incremental inventory, net of payables. Total cost of remodels to accommodate used book initiatives includes incremental inventory, net of payables.
Safe Harbor Statement
Certain written and oral statements set forth above or made by Hastings or with the approval of an authorized executive officer of the Company constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Generally, the words “believe,” “expect,” “intend,” “anticipate,” “project,” “will” and similar expressions identify forward-looking statements which are not necessarily historical in nature. All statements that address operating performance, events or developments that we expect or anticipate will occur in the future, including statements regarding our future merchandise margins and our general guidance for fiscal year 2007, are forward-looking statements. Such statements are based upon Company management’s current estimates, assumptions and expectations, which are based on information available at the time of this disclosure, and are subject to a number of factors and uncertainties, including, but not limited to, our inability to attain such estimates, assumptions and expectations, a downturn in market conditions in any industry, including the current economic state of retailing (relating to the products we inventory, sell or rent) and the effects of or changes in economic conditions in the U.S. or the markets in which we operate. We undertake no obligation to affirm, publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
About Hastings
Hastings Entertainment, Inc. is a leading multimedia entertainment retailer that combines the sale of new and used CDs, books, videos and video games, as well as boutique merchandise, with the rental of videos and video games in a superstore format. We currently operate 154 superstores, averaging approximately 20,000 square feet, primarily in medium-sized markets throughout the United States.
We also operate www.gohastings.com, an e-commerce Internet web site that makes available to our customers new and used entertainment products. The site features exceptional product and pricing offers. The Investor Relations section of our web site contains press releases, a link to request financial and other literature and access to our filings with the Securities and Exchange Commission.

Consolidated Balance Sheets
(Dollars in thousands)

	January 31,	January 31,
	2007	2006
	(unaudited)
Assets
Current Assets
Cash	$3,837	$3,617
Merchandise inventory	167,277	165,049
Deferred income taxes, current	3,891	4,234
Other current assets	10,633	7,016

Total current assets	185,638	179,916

Property and equipment, net	69,353	72,619
Deferred income taxes, non-current	1,765	1,492
Intangible assets, net	411	454
Other assets	331	180

Total assets	$257,498	$254,661

Liabilities and Shareholders’ Equity
Current liabilities
Current maturities on capital lease obligations	$—	$94
Trade accounts payable	76,518	88,991
Accrued expenses & other current liabilities	37,179	38,323

Total current liabilities	113,697	127,408

Long-term debt, excluding current maturities	41,922	28,057
Other liabilities	4,326	4,503

Shareholders’ equity
Preferred stock	—	—
Common stock	119	119
Additional paid-in capital	36,906	36,076
Retained earnings	66,485	61,466
Other comprehensive income	67	141
Treasury stock, at cost	(6,024)	(3,109)

Total shareholders’ equity	97,553	94,693

Total liabilities and shareholders’ equity	$257,498	$254,661

Consolidated Statements of Operations
(Dollars in thousands, except per share data)

	Three Months Ended		Fiscal Year Ended
	January 31,		January 31,
	2007	2006	2007	2006
	(unaudited)	(unaudited)	(unaudited)
Merchandise revenue	$148,787	$145,808	$454,142	$444,291
Rental revenue	25,403	25,686	94,190	93,640

Total revenues	174,190	171,494	548,332	537,931

Merchandise cost of revenue	109,157	103,870	326,025	314,328
Rental cost of revenue	8,463	8,667	33,862	34,458

Total cost of revenues	117,620	112,537	359,887	348,786

Gross profit	56,570	58,957	188,445	189,145

Selling, general and administrative expenses	47,236	46,114	177,467	176,684
Pre-opening expenses	—	—	94	92

Operating income	9,334	12,843	10,884	12,369

Other income (expense):
Interest expense	(956)	(696)	(3,260)	(2,616)
Other, net	43	190	642	399

Income before income taxes	8,421	12,337	8,266	10,152

Income tax expense	3,306	5,336	3,247	4,457

Net income	$5,115	$7,001	$5,019	$5,695

Basic income per share	$0.46	$0.61	$0.45	$0.50

Diluted income per share	$0.45	$0.61	$0.44	$0.49

Weighted-average common shares outstanding:
Basic	11,041	11,405	11,244	11,421
Dilutive effect of stock options	275	148	274	246

Diluted	11,316	11,553	11,518	11,667

Balance Sheet and Other Ratios (A)
(Dollars in thousands, except per share amounts)

	January 31,	January 31,
	2007	2006
Merchandise inventories, net	$167,277	$165,049
Inventory turns, trailing 12 months (B)	1.76	1.81

Long-term debt	$41,922	$28,057
Long-term debt to total capitalization (C)	30.1%	22.9%

Book value (D)	$97,553	$94,693
Book value per share (E)	$8.47	$8.11

	Three Months Ended January 31,		Fiscal Year Ended January 31,
	2007	2006	2007	2006
Comparable-store revenues (F):
Total	1.1%	-0.6%	1.8%	-1.4%
Merchandise	1.6%	0.1%	2.2%	0.1%
Rental	-1.7%	-4.2%	0.2%	-7.5%
(A)	Calculations may differ in the method employed from similarly titled measures used by other companies.

(B)	Calculated as merchandise cost of goods sold for the period’s trailing twelve months divided by average merchandise inventory over the same period.

(C)	Defined as long-term debt divided by long-term debt plus total shareholders’ equity (book value).

(D)	Defined as total shareholders’ equity.

(E)	Defined as total shareholders’ equity divided by weighted average diluted shares outstanding as of period end.

(F)	Stores included in the comparable-store revenues calculation are those stores that have been open for a minimum of 60 weeks. Also included are stores that are remodeled or relocated during the comparable period. Sales via the Internet are not included and closed stores are removed from each comparable period for the purpose of calculating comparable-store revenues.
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